As filed with the Securities and Exchange Commission on July 31, 2008
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEUROCRINE BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0525145
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
12780 El Camino Real
San Diego, CA 92130
(Address of Principal Executive Offices)

Neurocrine Biosciences, Inc.
2003 Incentive Stock Plan, As Amended
(Full Title of the Plan)
Kevin C. Gorman
President and Chief Executive Officer
Neurocrine Biosciences, Inc.
12780 El Camino Real
San Diego, CA 92130
(Name and Address of Agent for Service)
(858) 617-7600
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Margaret Valeur-Jensen, J.D., Ph.D. Executive Vice President, General Counsel and Secretary Neurocrine Biosciences, Inc. 12780 El Camino Real San Diego, CA 92130 (858) 617-7600	Jason L. Kent, Esq. Cooley Godward Kronish llp 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
Title of Each Class		Maximum	Proposed Maximum
of Securities to	Amount to be	Offering	Aggregate	Amount of
be Registered	Registered (1)	Price per Share (2)	Offering Price (2)	Registration Fee
Common Stock (par value $0.001 per share)	500,000 shares (3)	$4.89	$2,445,000	$97

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also registers any additional shares of the Registrant’s common stock, par value $0.001 per share, or the Common Stock, as may become issuable under any of the plans as a result of any stock split, stock dividend, recapitalization or similar event.

(2)	This estimate is made pursuant to Rule 457(e) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on July 25, 2008, as reported on the Nasdaq Global Select Market.

(3)	Represents shares reserved for issuance under the Neurocrine Biosciences, Inc. 2003 Incentive Stock Plan, as amended, or the 2003 Plan. Such shares were added to the 2003 Plan pursuant to a share reserve increase approved by the Registrant’s stockholders in May 2008.

SIGNATURES
EXHIBIT 5.1
EXHIBIT 23.2

INTRODUCTION
     This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which Registration Statements on Form S-8 relating to the same employee benefit plan are effective. We previously registered shares of our Common Stock for issuance under the 2003 Plan under Registration Statements on Form S-8 filed with the Securities and Exchange Commission, or SEC, on June 6, 2003 (File No. 333-105907), September 2, 2004 (File No. 333-118773), August 4, 2005 (File No. 333-127214), July 20, 2006 (File No. 333-135909) and November 2, 2007 (File No. 333-147120). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 31, 2008.

Neurocrine Biosciences, Inc.
By:	/s/ Kevin C. Gorman
Kevin C. Gorman
President and Chief Executive Officer

POWER OF ATTORNEY
     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Kevin C. Gorman and Timothy P. Coughlin, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin C. Gorman Kevin C. Gorman	President, Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2008

/s/ Timothy P.Coughlin Timothy P. Coughlin	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 31, 2008

/s/ Joseph A. Mollica, Ph.D. Joseph A. Mollica, Ph.D.	Chairman of the Board of Directors	July 31, 2008

/s/ Corinne H. Lyle Corinne H. Lyle	Director	July 31, 2008

/s/ Gary A. Lyons Gary A. Lyons	Director	July 31, 2008

/s/ Richard F. Pops Richard F. Pops	Director	July 31, 2008

/s/ Stephen A. Sherwin, M.D. Stephen A. Sherwin, M.D.	Director	July 31, 2008

/s/ Wylie W. Vale, Ph.D. Wylie W. Vale, Ph.D.	Director	July 31, 2008

/s/ W. Thomas Mitchell W. Thomas Mitchell	Director	July 31, 2008

EXHIBIT INDEX

Exhibits:	Description
4.1	Form of Common Stock Certificate (1)

5.1	Opinion of Cooley Godward Kronish LLP

10.1	Neurocrine Biosciences, Inc. 2003 Incentive Stock Plan, as amended, and form of stock option agreement and restricted stock unit agreement (2)

23.1	Consent of Cooley Godward Kronish LLP (included as Exhibit 5.1 to this filing)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page hereto)

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration No. 333-03172)

(2)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on July 31, 2008